[PATHEON]	Exhibit 10.36

Wesley P. Wheeler
Chief Executive Officer & President
Patheon Inc
PO Box 110145
Research Triangle Park. NC 27709
Phone: 919-226-3201
Fax: 919-226-3202 wes.wheeler@patheon.com

October 22, 2009

PRIVATE AND CONFIDENTIAL

Geoffrey M. Glass

506 Dahlia Ave. Unit A

Corona del Mar, CA 92625

Dear Geoff;

I am delighted to confirm your promotion to the role of Executive Vice President, Global Strategy, Sales & Marketing, effective October 1, 2009 (the “Effective Date”). This offer letter (the “Letter Agreement”) describes the terms and conditions of your promotion and once signed by you will serve as an addendum to the employment agreement between you and Patheon Pharmaceutical Services Inc. dated April 30, 2009 (the “Employment Agreement”). You will report to me in my capacity as Chief Executive Officer and President.

In this Letter Agreement, you may be referred to as the “Executive”, and Patheon Pharmaceutical Services Inc. or Patheon Inc. may be referred to as “Patheon” or the ‘Corporation”.

1.	General Provisions

This Letter Agreement, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of the Executive’s employment and promotion. Unless expressly modified by this Letter Agreement, all terms and conditions of the Employment Agreement, including the Executive’s confidentiality undertaking, will remain the same.

2.	Responsibilities & Duties

In your new role as Executive Vice President, you will be assuming additional responsibilities for Patheon’s global strategy and global sales and marketing function. The Executive shall have such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer. The Executive’s title shall be Executive Vice President, Global Strategy, Sales & Marketing.

The Executive shall also be responsible for the functions and responsibilities set out in the Position Description attached hereto as Schedule A.

3.	Compensation & Benefits

3.1	Base Salary

In recognition of these changes in your responsibilities your Annual Base Salary will be increased to $350,000 per annum subject to the normal tax withholdings and statutory deductions. The Annual Base Salary shall be reviewed by the Chief Executive Officer, for increase only, at such time as the salaries of other senior executives of Patheon are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of the Employment Agreement.

3.2	Performance Incentive Plan

In your new capacity, you will be eligible to participate in the Patheon Annual Performance Incentive Plan (the “Performance Incentive Plan”) established for your position at a new target level of 45%. The personal objectives will be set by the Chief Executive Officer, and the financial performance measures will be set by the Chief Executive Officer. For fiscal 2009, the performance bonus will be prorated from the Effective Date. The annual performance bonus, if earned, will be paid to the Executive by the Corporation in the same manner and payment period generally applicable under the Performance Incentive Plan, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing performance goals and compensation targets applicable only to the Executive.

3.3	Stock Options

Further, as recognition of your new role and subject to the approval of the Board of Directors, we are pleased to provide you an additional grant of 25,000 shares of common stock of Patheon at an exercise price per share equal to the market value of the common stock on the date of the grant (the “Option”).

(a)	Except as otherwise provided in the Amended and Restated Incentive Stock Option Plan (the “ISOP”) or stock option award agreement (together with the ISOP, the “Stock Related Documents”), the Option will (i) vest as to 1/3 of the shares subject to the Option on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)	During the Executive’s employment, at the discretion of the Board of Directors or its delegate, the Executive also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or any similar plan adopted by Patheon from time to time.

(c)	The Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

(d)	The Executive has been informed and the Executive acknowledges that, due to a potential take-over bid of Patheon by JLL or others, the Corporation is currently under an extended trading blackout during which options may not be issued. Notwithstanding anything herein to the contrary, should the Corporation no longer be able to provide options following the conclusion of the blackout period or the potential takeover bid process, the Company will provide an alternative long-term incentive to replace the Option benefit described above.

3.4	Other Benefits

The Corporation shall also pay the Executive, in regular semi-monthly installments, an allowance of $1,200 US per month for car related expenses.

4.	Definition of “Good Reason”

The definition of “Good Reason” in the Employment Agreement:

“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction by the Corporation of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position; or (ii) a material breach by the Corporation of this Agreement. Notwithstanding the foregoing, a material reduction in or termination of the Executive’s responsibilities for global sales and marketing shall be deemed to not constitute Good Reason. A termination of the Executive’s employment by Executive shall be deemed to be not for Good Reason unless (i) the Executive gives notice to the Corporation of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (ii) the Corporation fails to cure such event or condition within 30 days after receiving such notice, and (iii) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than 90 days after such event or condition initially occurs or exists.”

Geoff, I congratulate you on this opportunity to play a larger role in the growth of Patheon in the future. I look forward to working with you in this new capacity.

To confirm your decision to accept this promotion, please sign and date this Letter Agreement below and return the signed version to Michael Giannini, SVP Corporate Human Resources.

NOW THEREFORE, the parties below have entered into this Letter Agreement as of the date first written above.

PATHEON PHARMACEUTICAL SERVICES INC.

/s/ Wesley P. Wheeler
By: Wesley P. Wheeler
Title: Chief Executive Officer and President

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ Michael J. Giannini	)	/s/ Geoffrey M. Glass
Name of Witness:		Geoffrey M. Glass

[PATHEON]

SCHEDULE A

TO

EMPLOYMENT AGREEMENT WITH

Geoffrey M. Glass

PATHEON INC.

POSITION DESCRIPTION

Executive Vice President, Global Strategy, Sales & Marketing

The Executive Vice President, Global Strategy, Sales & Marketing reports to the CEO and is a member of the company’s executive team. He is responsible for the direction and management of all sales, marketing and corporate development operations, including market competitiveness, pricing, compensation, and distribution and channel strategy.

Essential Functions:

1.	Assess industry trends, market size and structure, competitor benchmarks and perform value chain analysis

2.	Oversee the hiring and development of a (global) sales organization

3.	Establish compensation, training, and sales incentive programs

4.	Drive development of global sales strategies

5.	Develop, establish, and direct channel and distribution strategies and programs

6.	Maintain key customer relationships and develop and implement strategies for expanding the company’s customer base

7.	Manage overall sales process, set appropriate metrics for sales funnel management

8.	Develop pricing policies, including volume discounts and terms with Commercial and PDS leadership

9.	Lead the development of business plans for new business ventures

10.	Facilitate the establishment of corporate strategic goals by leading/facilitating teams of senior management in strategy development & corporate visioning planning sessions; gathering pertinent business, financial, service and operations information; identifying and evaluating trends and option; choosing course of action; defining objectives; evaluating outcomes

11.	Drive business growth by identifying & prioritizing potential business opportunities and evaluating potential investments & strategic partnerships; organizing business development meetings with potential partners & acquisition candidates; and leading efforts to implement these opportunities

12.	Develop and maintain working relationships with other functional groups within Patheon, as well as developing solutions with partner, client and vendor organizations.

13.	Standardizing and streamlining the quotation and bid process, pricing and customer acquisition process across Commercial and PDS in every region.

14.	Developing and enhancing the Business Management group in North America

15.	Develop and manage an effective Sales Operations function that supports new business development in all regions

16.	Develop a team and methodology to transition PDS clients to Commercial customers

17.	Be a role model for the company culture